DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Entity #: C21721-1999 Document Number: 20050284443-72 Date Filed: 7/22/2005 10:53:53 AM In the office of /s/ Dean Heller Dean Heller Secretary of Sate
Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

TEXEN OIL & GAS, INC.

2.	The articles have been amended as follows (provide article numbers, if available):
FIRST.
The name of the corporation is SNRG Corporation
FIFTH.

The Capital Stock shall consist of 500,000,000 shares of common stock, $0.00001 par value, all of which stock shall be entitled to voting power, and 300,000,000 shares of preferred stock, $0.00001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

3.

The vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 50.7%.*

4.	Effective date of filing (optional):	_______________________________________
5.	Officer Signature (required):	/s/ D. Elroy Fimrite

*      If any proposed amendment would alter or change any preference or any relative or other right given to any class or Class of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or Class affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.